Exhibit 99.1

PRESS RELEASE

Terax Energy, Inc. Announces Appointment of New Directors and Officers; Provides Updating Disclosure

Dallas Texas – (Market Wire – September 27, 2007) – Terax Energy, Inc. (OTCBB: TEXG) today announced that Dean Elliott and Jeffrey Joyce were appointed directors of the Company. Concurrently, Mr. Elliott and Mr. Joyce were appointed as President and Chief Executive Officer and as Vice President respectively, of the Registrant. At the same time Linda Contreras resigned as a director and officer of the Company.

Mr. Elliott has over 30 years experience in various oil and gas executive positions varying from mid-size independent oil & gas operators to large fully integrated publicly traded energy companies. Mr. Elliott is an independent oil and gas developer. Mr. Elliott has extensive knowledge in seeking, evaluating, securing, drilling and developing over 100 oil and gas wells in Texas, Oklahoma and Louisiana. His background also includes extensive experience in mergers and acquisitions, financing and hands-on experience in all aspects of oil and gas operations, from prospect to pipeline. Mr. Joyce’s expertise is in project management and sales development, having been acted in project management and sales development roles for various real estate concerns in the Dallas, Texas area.

The Company also announced the filing on September 27, 2007 of an amendment to its Current Reports on Form 8-K/A to provide updated, corrective and additional disclosure about its business, management and transactions and pertaining to previous press releases. Among other things, the Company intends this Current Report amendment to address the disclosure concerns expressed by the Securities and Exchange Commission in its September 12, 2007 order temporarily suspending trading in the Company’s common stock through September 26, 2007. Investors should review the Current Report on Form 8-K/A in its entirety at the Securities and Exchange Commission’s web site at http://www.sec.gov.

About Terax Energy, Inc.

Terax Energy is an independent oil exploration and production company. The company is focused on gas reserves located in the Barnett Shale Formations.

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects,” “intends,” “projects,” “plans,” or similar language may be deemed “forward-looking statements.” Although Terax Energy, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. These include risks inherent in the drilling of oil and natural gas wells, including risks of fire, explosion, blowout, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks inherent in oil and natural gas drilling and production activities, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; risks with respect to oil and natural gas prices, a material decline in which could cause the Company to delay or suspend planned drilling operations or reduce production levels; risks relating to regulatory actions, such as actions of the Securities and Exchange Commission; and risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and declines in oil and gas prices and other risk factors.

Contact:

Taylor Capitol, Inc.
Investor Relations:
Stephen Taylor
973-351-3868
Source: Terax Energy, Inc.